Exhibit 10.38

Vantiv, Inc.

Restricted Stock Award Agreement for Chief Executive Officer

Under the 2012 Vantiv, Inc. Equity Incentive Plan

Vantiv, Inc. (the “Company”) hereby issues to the Participant an award (the “Award”) of restricted shares of the Company’s Class A common stock, par value $0.01 (the “Restricted Stock”).  The Award and the Restricted Stock shall be subject to the restrictions and other terms and conditions set forth in the 2012 Vantiv, Inc. Equity Incentive Plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of Restricted Stock Award attached hereto as Exhibit A (collectively, the “Agreement”).  Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

In accordance with Section 7(c) below, the Restricted Stock is granted in satisfaction of any Phantom Units held by the Participant under the Vantiv Holding, LLC Management Phantom Equity Plan.

Award of Restricted Stock:

Participant Name:

Address:

Number of Shares of Restricted Stock:

Date of Grant:

Vesting Schedule:  Subject to the forfeiture and acceleration provisions in this Agreement and the Plan, the Restricted Stock will vest according to the following schedules:

Vested on Date of Grant:  <# of shares> of the Restricted Stock will vest on <date of grant>

Annual Vesting: <# of shares> of the Restricted Stock will vest in equal annual installments over a period of three years as follows:

<# of shares> shares will vest on <one year from the date of grant>

<# of shares> shares will vest on <two years from the date of grant>

<# of shares> shares will vest on <three years from the date of grant>

Quarterly Vesting: <# of shares> of the Restricted Stock will vest in <# of quarterly installments> quarterly installments, in the amounts and on the dates that follow:

<# of shares> shares will vest on <first quarterly vesting date>

[Insert remainder of vesting schedule]

<# of shares> shares will vest on <final quarterly vesting date — 5 years from phantom unit grant date>

The Participant, by signing below, acknowledges and agrees that the Restricted Stock is granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of Restricted Stock Award attached hereto as Exhibit A, and the Plan.

Participant	Vantiv, Inc.

By:
Name	Title:
Date:

Date

Exhibit A

Terms and Conditions of Restricted Stock Award for Chief Executive Officer

1.                                       Condition to the Participant’s Rights Under this Agreement.  This Agreement shall not become effective, and the Participant shall have no rights with respect to the Award or the Restricted Stock, unless and until the Participant has fully executed this Agreement.

2.                                       Restrictions/Vesting.  Subject in each case to the Participant’s Continuous Service Status on each applicable vesting date (for the avoidance of doubt, no further vesting of such Restricted Stock shall occur following the termination of the Participant’s Continuous Service Status for any reason), the shares of Restricted Stock awarded under this Agreement shall vest in accordance with the schedules set forth herein unless, prior to any vesting date set forth, the Award and the applicable shares of Restricted Stock are forfeited or have become subject to accelerated vesting under the terms and conditions of the Plan.

3.                                       Shares of Restricted Stock Non-Transferable.  Until the shares of Restricted Stock vest, the Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber such shares of Restricted Stock or any interest in them, whether by operation of law or otherwise, or make any commitment or agreement to do any of the foregoing.

4.                                       Change of Control.  Notwithstanding anything to the contrary set forth in the Plan, subject to the Participant’s Continuous Service Status at the time of a Change of Control occurring after the date hereof, the restrictions on all remaining Restricted Stock shall lapse and become fully vested upon such Change of Control.

5.                                       Qualifying Termination.  Notwithstanding anything to the contrary set forth in the Plan, in the event a Qualifying Termination (as defined in the Vantiv, LLC Executive Severance Plan, as may be amended from time to time) occurs prior to a Change of Control, the restrictions on those shares of unvested Restricted Stock that would have vested had the Participant remained in Continuous Service Status from the date of Qualifying Termination through the date that is eighteen (18) months after the date of Qualifying Termination shall lapse and such shares shall become fully vested upon such Qualifying Termination.  All additional unvested shares of Restricted Stock that would not have vested in such eighteen (18) months shall be automatically and immediately forfeited for no consideration.  Upon termination of the Participant’s Continuous Service Status prior to a Change of Control for any reason other than a Qualifying Termination, all unvested shares of Restricted Stock as of the date of termination shall be automatically and immediately forfeited for no consideration.

6.                                       Voting; No Cash Dividends.

(a)          Voting.  The Participant shall have the right to vote all shares of Restricted Stock.

(b)          No Cash Dividends.  Until the shares of Restricted Stock vest, the Participant shall not have any right to receive or otherwise be entitled to participate in any cash dividends declared or awarded with respect to the Company’s Shares.

7.                                       Miscellaneous Provisions.

(a)          Equity Incentive Plan.  These shares of Restricted Stock are granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference.  In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board or the Committee in respect of the Plan, this Agreement and the Restricted Stock shall be final and conclusive.

(b)          No Retention Rights.  Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in service to the Company or any Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause, subject to the terms of any applicable employment agreement or offer letter between the Participant and the Company or any Affiliate.

(c)          Entire Agreement.  This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.  It is expressly understood that the Award is being made in connection with the Company’s Initial Public Offering, as defined in, and in satisfaction of Sections 3(c) and 4(b) of, the Phantom Unit Agreement (the “Phantom Unit Agreement”) by and between the Participant and Vantiv Holding, LLC, a Delaware limited liability company, pursuant to the Vantiv Holding, LLC Management Phantom Equity Plan.  Notwithstanding the foregoing, nothing in this Section 7(c) shall have any impact whatsoever on the restrictive covenant agreement that the Participant entered into in connection with the Phantom Unit Agreement, a form of which was attached thereto, and which restrictive covenant agreement shall remain in full force and effect.

(d)          Waiver.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e)          Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State without reference to principles of conflict of law.

(f)           Waiver of Jury Trial.  The Participant waives any right he or she may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or the Plan.

(g)          Choice of Forum.

(i)            Jurisdiction.  The Company and the Participant, as a condition to the Participant’s receipt of the Restricted Stock, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Hamilton County, Ohio over any suit, action or proceeding arising out of or relating to or concerning the Plan or this Agreement.  The Company and the Participant, as a condition to the Participant’s receipt of the Restricted Stock, acknowledge that the forum designated by this Section 7(g)(i) has a reasonable relation to the Plan and this Agreement and to the relationship between the Participant and the Company.  Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 7(g).

(ii)           Acceptance of Jurisdiction.  The agreement by the Company and the Participant as to forum is independent of the law that may be applied in the action, and the Company and the Participant, as a condition to the Participant’s receipt of the Restricted Stock, (A) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (B) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or the Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 7(g)(i), (C) undertake not to commence any action arising out of or relating to or concerning the Plan or this Agreement in any forum other than the forum described in this Section 7(g) and (D) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and the Participant.

(iii)          Service of Process.  The Participant, as a condition to the Participant’s receipt of the Restricted Stock, hereby irrevocably appoints the General Counsel of the Company as the Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan or this Agreement, who shall promptly advise the Participant of any such service of process.

(iv)          Confidentiality.  The Participant, as a condition to the Participant’s receipt of the Restricted Stock, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 7(g), except that the Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to the Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

(h)          Construction of Agreement.  Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

(i)           Non-Transferability.  This Agreement, and any rights or interests therein, shall not be assigned or transferred by the Participant during the Participant’s lifetime, whether by operation of law or otherwise, except by beneficiary designation, will or the laws of descent and distribution.  Any attempt to transfer this Agreement contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect.

(j)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.